Exhibit 10.6

UNITED STATES DISTRICT COURT

NORTHERN DISTRICT OF CALIFORNIA

SAN FRANCISCO DIVISION

Dean Alexander, et al.,	Case No. 3:05-CV-38-EMC

Plaintiffs,

v.

FedEx Ground Package System, Inc.,

Defendant.

CLASS ACTION SETTLEMENT AGREEMENT

This Class Action Settlement Agreement (with the exhibits attached hereto, the “Agreement” or the “Settlement Agreement”) is made and entered into as of this      day of July, 2015 between Dean Alexander, Peter Allen, Albert Anaya, Suzanne Andrade, Jerrett Henderson, Ely Ines, Paul Infantino, Jorge Isla, Eric Jeppson, Gupertino Magana, Bernard Mendoza, Jesse Padilla, Joey Rodriguez, Dale Rose, Allan Ross, Agostino Scalercio, and Anthony Ybarra (collectively, the “Plaintiffs”), on behalf of themselves, the Certified Class, and the Certified Sub-Class, as defined below, and Defendant FedEx Ground Package System, Inc. (“FXG”), collectively, the “Parties,” to settle, fully and finally, all of the Released Claims (as defined below). This Agreement is made in consideration of the following facts:

A. Certain disputes and differences have arisen between the Parties concerning FXG’s classification of package delivery drivers as independent contractors instead of employees. Plaintiffs allege that based upon this employment classification, they and the members of the Certified Class and the Certified Sub-Class were, among other things, unlawfully deprived of the benefits of the California labor laws, were not paid all wages due, and bore expenses that should have been borne by FXG.

B. Dean Alexander, et al. v. FedEx Ground Package System, Inc., Case No. 3:05-CV-38-EMC, is currently pending in the United States District Court for the Northern District of California (the “Lawsuit”). The Lawsuit had previously been part of multi-district litigation proceedings in the United States District Court for the Northern District of Indiana (the “MDL”). In the MDL, Plaintiffs brought fifteen claims for relief against FXG in their Third Amended Complaint: (1) Interfering, Restraining or Denying the Exercise of Rights Under the Family Medical Leave Act in violation 29 U.S.C. § 2617(a)(1)(B); (2) Failure to Reimburse in Violation of Labor Code § 2802; (3) Failure to Pay Overtime Compensation in Violation of California Labor Code §§ 510 and 1194 et seq. and For Late Payment of Wages in Violation of California

Labor Code § 201 et seq.; (4) Failure to Provide Meal and Break Periods in Violation of California Labor Code §§ 510 and 226.7 and IWC 9; (5) Illegal Deductions From Wages in Violation Of California Labor Code § 221 and 223; (6) For Unlawful Coercion in Violation of California Labor Code § 450 et seq.; (7) Fraud; (8) Unfair Business Practices in Violation of California Business and Professions Code §§ 17200 et seq.; (9) Injunctive Relief under Cal. Bus. & Prof. Code § 17203; (10) Declaratory Relief under the Declaratory Judgment Act, 28 U.S.C. § 2201; California Code of Civil Procedure § 1060; (11) For an Accounting; (12) Civil Penalties under Labor Code § 2699; (13) Discrimination for the Exercise of Rights Under the Family Medical Leave Act in Violation of 29 U.S.C. § 2615(a)(2), (b); (14) Wrongful Termination in Violation of Public Policy; and (15) Injunctive and Declaratory Relief for Waiver of Claims in Violation of California Civil Code § 1668. FXG denies all of the allegations asserted in the Lawsuit and denies that it has committed any violation of law, misconduct, wrongdoing, or any other actionable conduct, and also denies that it has misclassified the Plaintiffs or the members of the Certified Class or Certified Sub-Class.

C. The MDL Court certified certain of Plaintiffs’ state-law claims (i.e., claims 2, 3, 5, 6, 8–10) and later ruled on the Parties’ motions for summary adjudication that the class members and sub-class members were independent contractors under California law. The MDL Court denied Plaintiffs’ motion for class certification as to their claims under the Family Medical Leave Act (i.e., claims 1 and 13). On or around May 27, 2011, the Judicial Panel on Multidistrict Litigation ordered that this case be remanded back to the Northern District of California for all future proceedings.

D. After further discovery on remand, the parties settled the FMLA-related claims.

E. Plaintiffs appealed this ruling to the United States Court of Appeals for the Ninth Circuit, and FXG conditionally cross-appealed (the “Appeal”). FXG’s cross-appeal argued that if the Ninth Circuit reversed the MDL Court’s grant of summary judgment to FXG, it should also reverse the MDL Court’s decision to certify the proposed classes.

F. On August 27, 2014, the Ninth Circuit issued an opinion in the Alexander action in which it reversed the MDL Court’s grant of partial summary judgment in favor of FXG and its denial of the Plaintiffs’ motion for partial summary judgment. The Ninth Circuit held instead that the Plaintiff drivers for FXG were employees under California law and remanded to the Northern District of California with instructions to enter summary judgment for Plaintiffs on their employment status.

G. The Parties, through counsel, have engaged in arm’s-length settlement negotiations. All Parties in the Lawsuit have agreed to settle the Lawsuit on behalf of the Certified Class, the Certified Sub-Class, and the individual Plaintiffs.

H. The Parties understand, acknowledge, and agree that this Agreement constitutes the compromise of all the disputed claims at issue in the Lawsuit and that it is the desire and intention of each of the Parties to effect a final and complete resolution of the Lawsuit and of the Released Claims of the Plaintiffs, the Certified Class, and the Certified Sub-Class, including all costs and attorneys’ fees incurred.

I. Plaintiffs and Class Counsel: (1) have examined and considered the benefits to be provided to Class Members and Sub-Class Members under the settlement provided for in this Agreement (the “Settlement”); (2) have considered the laws of California and the claims that have been and could be asserted relating to the classification of the members of the Certified Class and the Certified Sub-Class as independent contractors; and (3) believe the Settlement to be fair, reasonable, and adequate, and in the best interest of the Certified Class and the Certified Sub-Class, taking into account the benefits provided to the members of the Certified Class and the Certified Sub-Class through the terms of the Settlement, the decisions rendered in the Lawsuit, the risks of litigation, and the length of time that would be required to complete the litigation and any appeals.

J. The Parties further acknowledge that this Settlement is a compromise of disputed claims and that FXG is not in any way admitting liability by entering into this Settlement. FXG has at all times disputed, and continues to dispute, the allegations in the Lawsuit and denies any liability for any of the claims that have or could have been raised in the Lawsuit regarding the classification of the Plaintiffs and the members of the Certified Class and the Certified Sub-Class as independent contractors, but believes that the Settlement as provided in this Agreement will avoid the substantial expense and disruption of continued litigation.

K. The Parties believe that the Settlement is fair, reasonable and adequate. The Settlement was arrived at through arm’s-length negotiations, taking into account all relevant factors, and will materially benefit the members of the Certified Class and the Certified Sub-Class. The Parties recognize the uncertainty, risk, expense, and delay attendant to continuing the Lawsuit through trial and any appeal. Accordingly, the Parties desire to fully, finally, and forever settle, compromise, and discharge all disputes and claims arising from or relating to the Lawsuit.

Therefore, in consideration of the promises and agreements contained herein, the Parties agree and covenant as follows:

I.	DEFINITIONS

As used in this Agreement, the following definitions (in addition to those set forth elsewhere herein) shall apply:

A. “Administration Expenses” means reasonable fees and expenses incurred by the Settlement Administrator for: (1) preparation and mailing of the Settlement Notice, Class and Settlement Notice, and Forms; (2) preparation and mailing of the Summary Notice; (3) preparation and mailing of the notice required by the Class Action Fairness Act, 28 U.S.C. § 1715; (4) receipt and evaluation of Exclusion Requests from Unnotified Class Members; (5) receipt and adjudication of Forms submitted by Class Members and Sub-Class Members for payment under this Settlement; (6) processing objections to this Settlement; (7) establishment and maintenance of the Class Settlement Fund, which is intended to be a “qualified settlement fund” under Internal Revenue Code § 468B and Treasury Regulation § 1.468B-1, as described in Section III.A below; (8) preparing and filing federal income tax returns for the Class Settlement Fund, as well as any other tax filings the Class Settlement Fund must make under federal, state, or local law; (9) paying and depositing the federal taxes owed by the Class Settlement Fund under Treasury Regulation § 1.468B-2, as well as any state or local taxes owed by the Class Settlement Fund; (10) preparing, filing, and issuing all necessary tax reporting forms for the Class Settlement Fund, including IRS Forms 1099 and/or W-2 regarding the distribution of payments to Class Members, Class Counsel, and Plaintiffs; (11) providing FXG with copies of all tax reporting and filings made for the Class Settlement Fund, including copies of the checks and IRS Forms 1099 and W-2 issued to Class Members, Class Counsel, and Plaintiffs, and any other documentation to show that the tax reporting and filings were timely transmitted to the claimants and the applicable taxing authorities; (12) mailing of settlement payments to Eligible Class Members and Eligible Sub-Class Members who timely submit Valid Claims; (13) mailing of payment(s) for attorneys’ fees and costs to Class Counsel; (14) mailing of incentive awards to Plaintiffs; and (15) performance of any other actions specified in this Agreement or mutually requested by the Parties in writing.

B. “Certified Class,” or “Class,” means:

“All persons who: 1) entered into an [sic] FedEx Ground or FedEx Home Delivery Form Operating Agreement (now known as OP-149 and Form OP-149-RES); 2) drove a vehicle on a full-time basis (meaning exclusive of time off for commonly excused employment absences) from November 17, 2000 through October 15, 2007 to provide package pick-up and delivery services pursuant to the Operating Agreement; and 3) were dispatched out of a terminal in the state of California.”

For the purposes of this definition, and with regard to the terms of this Settlement Agreement, “persons” shall be defined to include both individuals and other business entities (whether partnerships, limited liability companies, sole proprietorships, corporations, or other business structures) who were signatories to operating agreements with FXG during the specified time period. It shall also include business entities (of whatever type) which entered into, or assumed an assignment of, an FXG Operating Agreement on or after October 15, 2007 where the authorized officer or owner of the business entity was a Class Member.

C. “Certified Sub-Class” or “Sub-Class” means:

All persons who: 1) entered into an [sic] FedEx Ground or FedEx Home Delivery Form Operating Agreement (now known as OP-149 and Form OP-149-RES); 2) drove a vehicle on a full-time basis (meaning exclusive of time off for commonly excused employment absences) from November 17, 2000 through October 15, 2007 to provide package pick-up and delivery services pursuant to the Operating Agreement; 3) were dispatched out of a terminal in the state of California; and 4) at any time during the class period operated a vehicle with gross vehicle weight rating of less than 10,001 pounds.

For the purposes of this definition, and with regard to the terms of this Settlement Agreement, “persons” shall be defined to include both individuals and other business entities (whether partnerships, limited liability companies, sole proprietorships, corporations, or other business structures) who were signatories to operating agreements with FXG during the specified time period. It shall also include business entities (of whatever type) which entered into, or assumed an assignment of, an FXG Operating Agreement on or after October 15, 2007 where the authorized officer or owner of the business entity was a Sub-Class Member.

D. “Class Member” means any individual or business entity meeting the qualifications set forth in Section I.B. above, and/or any individual or business entity who was a signatory to an FXG Operating Agreement during the specified time period who the Parties otherwise agree to shall be considered a member of the Class. A preliminary list of Class and Subclass Members is attached hereto as Exhibit A1. Notwithstanding the attached list, nothing shall prevent the Parties, through their counsel, from mutually agreeing to subsequently modify the list of Class Members and Sub-Class Members to correct errors or omissions therein.

E. “Sub-Class Member” means any individual or business entity meeting the qualifications set forth in Section I.C. above, and/or any individual or business entity who was a signatory to an FXG Operating Agreement during the specified time period who the Parties otherwise agree to shall be considered a member of the Class. A preliminary list of Class and Subclass Members is attached hereto as Exhibit A2. Notwithstanding the attached list, nothing shall prevent the Parties, through their counsel, from mutually agreeing to subsequently modify the list of Class Members and Sub-Class Members to correct errors or omissions therein.

F. “Class Counsel” means Beth Ross, Esq., Aaron Kaufmann, Esq., David Pogrel, Esq., and Elizabeth Gropman, Esq. of Leonard Carder LLP.

G. “Court” means the judge presiding over the Lawsuit, currently United States District Judge Edward M. Chen.

H. “Effective Date” means the first business day after the following has occurred: (i) 45 days have lapsed from the entry by the Court of the Final Approval Order and the judgment thereon, and no notice of appeal of the judgment or any Order in the Lawsuit has been filed, the time provided for in Rule 4 of the Federal Rules of Appellate Procedure to take any such appeal has expired, and any right to take any such appeal from the judgment or from any such Order has been waived or otherwise lost; or (ii) if an appeal has been taken, each such appeal has been finally adjudicated and the Final Approval Order and judgment have been upheld in all respects by each such final adjudication, and either the time for initiation of the next step in the appellate process (e.g., a petition for writ of certiorari) has expired without any action by appellant(s) or the next step in the appellate process was invoked and has been concluded without any impact on the Final Approval Order or judgment.

I. “Eligible Class Member” means each Class Member and Sub-Class Member who timely and properly completes in full, signs under penalty of perjury, and submits the Forms, in accordance with the requirements of the Preliminary Approval Order.

J. “Fairness Hearing” means the final hearing, to be held after notice has been provided to the Class Members and Sub-Class Members in accordance with Section IV of this Agreement, to determine whether to grant final approval to the Settlement and enter the Final Approval Order.

K. “Final Approval Order” means the proposed Order Granting Final Approval to the Class Action Settlement Agreement and Entry of Final Judgment, to be entered by the Court with the terms and in the form of Exhibit B to this Agreement.

L. “Final Claims Date” means the date that the Preliminary Approval Order establishes as the date on or before which, to meet the timing requirement for a claim to qualify as a Valid Claim, all Forms must be placed in the United States Mail with first-class postage, addressed to the Settlement Administrator, and postmarked by the United States Postal Service.

M. “Forms” means, collectively, Form W-9 and the Claim Form to be included with the Settlement Notice.

N. “Form W-9” means the Internal Revenue Service’s Form W-9 (Request for Taxpayer Identification Number and Certification), which will be included with the Settlement Notice.

O. “Claim Form” means the proposed form attached hereto as Exhibit C, to be approved by the Court and submitted, in accordance with Section III of this Agreement, to the Settlement Administrator by Class Members and Sub-Class Members who wish to receive a payment pursuant to the Settlement.

P. “Settlement Notice” means, individually or collectively as the context may indicate, the proposed written notice attached hereto as Exhibit D, to be approved by the Court and mailed to Notified Class Members and Sub-Class Members in accordance with Section IV of this Agreement.

Q. “Preliminary Approval Order” means the proposed Order Granting Preliminary Approval to Class Action Settlement Agreement, to be entered by the Court with the terms and in the form of Exhibit F to this Agreement.

R. “Released Claims,” as to Plaintiffs and all Class Members and Sub-Class Members, means all claims, actions, causes of action, administrative claims, demands, debts, damages, penalties, costs, interest, attorneys’ fees, obligations, judgments, expenses, or liabilities, in law or in equity, whether now known or unknown, contingent or absolute, which: (i) are owned or held by Plaintiffs, Class Members, and Sub-Class Members and/or by their affiliated business entities (if any), or any of them, as against Releasees, or any of them; and (ii) arise under any statutory or common law claim which was asserted in Plaintiffs’ operative complaint or, whether or not asserted, are related to, or arise from, the employment classification of the Class or Subclass including but not limited to claims under California Labor Code §§ 201 et seq., 221, 223, 224, 226.7, 450 et seq., 510, 1194 et seq., 2699, 2802, 3200 et seq., IWC 9, California Business and Professions Code §§ 17200 et seq. and 17203; the Declaratory Judgment Act, 28 U.S.C. § 2201; California Code of Civil Procedure § 1060 and (iii) pertain to any time prior to the entry of the Preliminary Approval Order by the Court. This release includes any known or unknown claims for damages or injunctive relief. Specifically, the Class and Sub-class, in exchange for the valuable consideration offered herein, on their own behalf, and on behalf of any corporation, limited liability company, sole proprietorship, and any other business entity with which they have an ownership interest hereby expressly waives any and all rights and benefits conferred upon them by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Agreement (including, without limitation, the Release set forth above) shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, if any, as well as those relating to any other claims hereinabove specified. SECTION 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

S. “Releasees” means: (a) FXG, its consolidated subsidiaries, successors, predecessors, assigns, affiliates, parent companies, shareholders, officers, directors, agents, insurers, attorneys, and employees; and (b) FXG’s past, present, and future shareholders, officers, directors, agents, employees, attorneys, and insurers.

T. “Settlement Administrator” means the qualified firm approved by the Court to administer the Settlement and the Class Settlement Fund as described in Section III.A of this Agreement.

U. “Valid Claim” refers to Forms that: (i) are timely submitted by a Class Member or Sub-Class Member in accordance with the requirements of the Preliminary Approval Order, (ii) are signed under penalty of perjury by that Class Member or Sub-Class Member, and (iii) contain all of the information required for that Class Member or Sub-Class Member to be an Eligible Class Member or Eligible Sub-Class Member. Class Members and Sub-Class Members who timely submit Forms that are deficient in one or more respects will receive a deficiency notice from the Settlement Administrator and will have 30 days after the mailing of the deficiency notice in which to cure the deficiency. If a Class Member or Sub-Class Member fails to cure the deficiency within that time, the Settlement Administrator shall deem the deficient claim to be an invalid claim.

V. “Class Settlement Fund” means the fund that will be established and maintained to resolve the claims at issue, as described in Section III.A. below, and which is intended to be a qualified settlement fund within the meaning of Internal Revenue Code § 468B and Treasury Regulation § 1.468B-1.

W. “Notified Class Member” means a Class Member who, prior to execution of this Settlement Agreement, received notice of his/her/its membership in the Certified Class and did not opt out in the manner and time prescribed by the MDL Court.

X. “Unnotified Class Member” means a Class Member who is not a Notified Class Member.

Y. “Class and Settlement Notice” means, individually or collectively as the context may indicate, the proposed written notice attached hereto as Exhibit E, to be approved by the Court and mailed to Unnotified Class Members and Sub-Class Members in accordance with Section IV of this Agreement.

Z. “Exclusion Request” means a request to opt out of the Certified Class by any Unnotified Class Member.

II.	REQUIRED EVENTS

The events set forth in this Section II, in addition to the occurrence of the “Effective Date” as described in Section I., are conditions precedent to this Agreement becoming effective.

As soon as practicable after the execution of this Agreement by all Plaintiffs and FXG, the Plaintiffs shall file this Agreement with the Court and move for entry of the Preliminary Approval Order, substantially in the form of Exhibit F hereto, which by its terms shall accomplish all of the following:

1.	Preliminarily approve this Settlement as fair, reasonable, and adequate to the Class Members and Sub-Class Members;

2.	Designate Rust Consulting as the Settlement Administrator, and approve it to perform the following functions in accordance with the terms of this Agreement, the Preliminary Approval Order, and the Final Approval Order:

a.	Provide for the Settlement Notice (with the Fairness Hearing date) and the Forms, in a form substantially the same as the documents attached hereto as Exhibit C and Exhibit D, to be sent by mail to all Notified Class Members and Sub-Class Members that can be identified through a reasonable effort;

b.	Provide for the Class and Settlement Notice (with the Fairness Hearing date) and the Forms, in a form substantially the same as the document attached hereto as Exhibit C and Exhibit E, to be sent by mail to all Unnotified Class Members and Sub-Class Members that can be identified through a reasonable effort;

c.	Receive and evaluate any Exclusion Requests from Unnotified Class Members

d.	Provide for the notice required by the Class Action Fairness Act (“CAFA”), 28 U.S.C. § 1715, substantially in the form attached hereto as Exhibit G, to be mailed in accordance with the provisions of CAFA to the appropriate federal and state officials;

e.	Receive, evaluate, and either approve as meeting the requirements of Section III.B of this Agreement or disapprove as failing to meet those requirements, the Forms submitted by Class Members and Sub-Class Members seeking to receive a payment under this Settlement, all in accordance with Sections I and III of this Agreement;

f.	Provide to FXG and Class Counsel, 14 days after the first mailing of the Settlement Notice and Forms and then updated every 14 days thereafter, (i) a list of the names and addresses of all Class Members and Sub-Class Members who have submitted Forms and whose Forms the Settlement Administrator has determined constitute Valid Claims; (ii) a separate list of the names and addresses of all Class Members and Sub-Class Members who have submitted Forms and whose Forms the Settlement Administrator has determined do not constitute Valid Claims; (iii) a separate list of the names and addresses of all Class Members and Sub-Class Members who have submitted documents indicating that they wish to object to the Settlement; and (iv) a list of the names and addresses of all Unnotified Class Members who have submitted Exclusion Requests along with copies of the Exclusion Requests.

g.	Send, by first-class United States Mail, to each Class Member and Sub-Class Member who has timely submitted Forms that the Settlement Administrator has determined to be deficient in some respect, a notice of deficiency;

h.	Process objections to the Settlement in accordance with Section VI of this Agreement;

i.	Mail settlement payments to Class Members and Sub-Class Members with Valid Claims, as ordered by the Court in the Final Approval Order, in accordance with Section III of this Agreement;

j.	Mail payment(s) for attorneys’ fees and costs to Class Counsel, as ordered by the Court in the Final Approval Order, in accordance with Section VII of this Agreement;

k.	Mail incentive awards to Plaintiffs as ordered by the Court in the Final Approval Order, in accordance with Section VII of this Agreement;

l.	Establish, designate and maintain the Class Settlement Fund as a “qualified settlement fund” under Internal Revenue Code § 468B and Treasury Regulation § 1.468B-1 for the purpose of resolving the contested claims of Eligible Class Members and Eligible Sub-Class Members;

m.	Maintain the assets of the Class Settlement Fund in a non-interest bearing escrow account segregated from the assets of FXG and any person related to FXG;

n.	Obtain an employer identification number (EIN) for the Class Settlement Fund pursuant to Treasury Regulation § 1.468B-2(k)(4);

o.	Prepare and file federal income tax returns for the Class Settlement Fund, as well as any other tax filings the Class Settlement Fund must make under federal, state, or local law;

p.	Cooperate with FXG to jointly file a relation-back election under Treasury Regulation § 1.468B-1(j)(2), if necessary, to treat the Class Settlement Fund as coming into existence as of the earliest possible date;

q.	Pay and deposit the federal taxes owed by the Class Settlement Fund under Treasury Regulation § 1.468B-2, as well as any state or local taxes owed by the Class Settlement Fund;

r.	Prepare, file, and issue all necessary tax reporting forms for the Class Settlement Fund, including IRS Forms 1099 regarding the distribution of payments to Class Members, Class Counsel, and Plaintiffs;

s.	Provide FXG with copies of all tax reporting and filings made for the Class Settlement Fund, including copies of the checks and IRS Forms 1099 issued to Class Members, Class Counsel, and Plaintiffs, and any other documentation to show that the tax reporting and filings were timely transmitted to the claimants and the applicable taxing authorities;

t.	Pay any additional tax liabilities (including penalties and interest) that arise from the establishment and administration of the Class Settlement Fund solely from the assets of the Class Settlement Fund without any recourse against FXG for additional monies;

u.	Within 30 days after the payment of all Valid Claims, provide to FXG and Class Counsel a statement of the total number of claims submitted, the total number of claims adjudicated to be Valid Claims, and the total dollar amount paid to each Class Member and Sub-Class Member (the “Final Accounting”);

v.	Liquidate any remaining assets of the Class Settlement Fund after all payments to Class Members, Class Counsel, and Plaintiffs have been made and all tax obligations have been satisfied, and distribute such assets as directed by the Court; and

w.	Petition the Court for termination of the Class Settlement Fund once all of the duties listed above in subsections (a) to (u) have been completed.

3.	Approve reasonable compensation and costs to the Settlement Administrator in accordance with the terms of Exhibit H hereto.

4.	Approve the “§ 1.468B-3 Statement” that FXG will provide to the Settlement Administrator by February 15 of the year following the calendar year in which FXG transfers the Settlement Payment to the Class Settlement Fund.

5.	Approve the form, contents, and methods of notice to be given to the Class Members and Sub-Class Members as set forth in Section IV of this Agreement, and direct the Settlement Administrator to provide such notices.

6.	Establish procedures and deadlines for Class Members and Sub-Class Members to object to the Settlement and to submit Forms to the Settlement Administrator, all consistent with Sections III and VI of this Agreement.

7.	Schedule deadlines for the filing of (a) objections to the Settlement, and (b) papers in support of final approval of the Settlement; and

8.	Schedule the Fairness Hearing for a date which is no sooner than 100 days after the Court enters an order preliminary approving the proposed class settlement described in this Settlement Agreement.

At the Fairness Hearing, the Plaintiffs will request the Court to enter the Final Approval Order, substantially in the form of Exhibit B hereto, which: (1) grants final approval of the Settlement and this Agreement as fair, reasonable, and adequate to the Class Members and Sub-Class Members; (2) provides for the release of all Released Claims and enjoins any and all Class Members and Sub-Class Members from asserting, filing, maintaining, or prosecuting any of the Released Claims in the future; (3) orders the dismissal with prejudice of all Released Claims, and incorporates the releases and covenant not to sue stated in this Agreement, with each of the Parties to bear its, his, or her own costs and attorneys’ fees (except as provided in Section VII below; (4) authorizes the payment the Settlement Administrator to pay Valid Claims, in accordance with the terms of this Agreement; (5) authorizes the payment of incentive awards to each of the Plaintiffs as detailed in Section VII below; and (6) retains the Court’s jurisdiction over the administration of the Settlement and enforcement of this Agreement.

Plaintiffs, Class Counsel, and FXG will cooperate and take all reasonable actions to accomplish the above. If the Court fails to enter the Preliminary Approval Order or the Final Approval Order substantially in the form submitted by the Parties, Plaintiffs, Class Counsel, and FXG will use all reasonable efforts that are consistent with this Agreement to cure any defect identified by the Court. If, despite such efforts, the Court does not enter the Preliminary Approval Order and Final Approval Order, the Parties will return to their prior positions in the Lawsuit in accordance with Section XI.A of this Agreement.

The Settlement Administrator will sign a written acknowledgment and acceptance of its duties in the form of Exhibit I hereto. FXG shall have a right to petition the Court for a remedy if FXG reasonably believes that the Settlement Administrator is failing to perform its duties.

III.	PAYMENT TO CLASS SETTLEMENT FUND, AND PROCEDURES FOR PROVIDING PAYMENTS TO CLASS MEMBERS AND SUB-CLASS MEMBERS WITH VALID CLAIMS

A.	Payment to Class Settlement Fund

No later than five business days after the Effective Date, and in accordance with the other terms of this Agreement and its exhibits, FXG shall transfer the “Settlement Payment,” defined as the amount of two hundred and twenty-eight million dollars ($228,000,000) (inclusive of $1,600,000.00 in PAGA penalties, seventy-five percent (75%) of which the Settlement Administrator shall cause to be paid to the State of California ($1,200,000.00); inclusive of a maximum of sixteen million dollars ($16,000,000.00) in payments for unpaid wages, fifty percent (50%) of which is allocated to non-taxable prejudgment interest; and inclusive of One million dollars ($1,000,000.00) to be paid to Plaintiffs in satisfaction of their individual meal and rest break claims plus an additional amount sufficient to pay the employer’s share of employment and payroll taxes due, if any, on any wage amounts paid, to the Class Settlement Fund to resolve the contested claims of Eligible Class Members and Eligible Sub-Class Members). The Parties intend the Class Settlement Fund to be a “qualified settlement fund” under Internal Revenue Code § 468B and Treasury Regulation § 1.468B-1. Accordingly, FXG shall retain no rights or reversionary interests in the Settlement Payment once transferred to the Class Settlement Fund. Furthermore, FXG’s obligation to make the Settlement Payment is contingent on (1) the Court’s entry of the Preliminary Approval Order appointing the Settlement Administrator and approving the Settlement Administrator to establish and maintain the Class Settlement Fund; and (2) the Court’s entry of the Final Approval Order releasing and dismissing with prejudice all of the Released Claims. Under no circumstances shall FXG be required to pay more under this Settlement than the amount of the Settlement Payment. The Class Settlement Fund is a common fund that includes Class Counsel’s fees and costs as described more fully in Section VII.A of this Agreement, the incentive award payments to Plaintiffs as described more fully in Section VII.B of this Agreement, and the Administrative Expenses, Costs of Notice, and Costs of Claims Administration described in Section V of this Agreement.

B.	Payment Calculation for Class Members and Sub-Class Members

If an Eligible Class Member or Sub-Class Member timely submits a Valid Claim (“the Claimant,” for purposes of this Section III), the Claimant shall receive a payment based on a calculation made by Class Counsel (the “Payment Calculation(s)”). Class Counsel shall make and submit to the Settlement Administrator and FXG their Payment Calculation(s) for each Claimant no later than fifteen (15) business days after entry by the Court of the Final Approval Order. The Payment Calculation(s) shall take into account the dates and duration of contracting, the hours and days of work, and vehicles used and miles driven by those vehicles, the division of FedEx Ground for which Class members drove, as well as any other factors Class Counsel may, in their judgment, deem relevant. Class Counsel assumes and accept all responsibility and liability associated with their Payment Calculation(s).

If any Class Member or Sub-Class Member does not timely submit a Valid Claim, or if an Unnotified Class Member makes an Exclusion Request, then the amount of the Class Settlement Fund allocable to that Class Member or Sub-Class Member shall be redistributed, on a pro rata basis, to Class Members and Sub-Class Members who have submitted Valid Claims. Although Class Members and Sub-Class Members who do not timely submit a Valid Claim are not entitled to receive a settlement payment under this Agreement, they shall still be bound by the other provisions of this Agreement, including without limitation the release of claims in Section I.R.

C.	Procedures for Evaluation, Approval, and Payment of Valid Claims

The Settlement Administrator shall be solely responsible for the following functions in accordance with the terms of this Agreement, the Preliminary Approval Order, and the Final Approval Order:

1.	Mailing, by first-class United States Mail, the Settlement Notice (with the Fairness Hearing date and deadlines established by the Court in the Preliminary Approval Order) and the Forms to all Class Members and Sub-Class Members that can be identified through a reasonable effort.

2.	Mailing, by first-class United States Mail, the Class and Settlement Notice (with the Fairness Hearing date and deadlines established by the Court in the Preliminary Approval Order) and the Forms to all Unnotified Class Members and Sub-Class Members that can be identified through a reasonable effort.

3.	Notifying the appropriate federal and state officials under CAFA.

4.	Receiving, evaluating, and approving or disapproving the Forms submitted by Class Members and Sub-Class Members seeking to receive a payment pursuant to this Settlement.

5.	Receiving and evaluating all Exclusion Requests submitted by Unnotified Class Members and Sub-Class Members.

6.	Providing to FXG and Class Counsel: (i) a list of the names and addresses of all Class Members and Sub-Class Members who have submitted Forms and whose Forms the Settlement Administrator has determined to constitute Valid Claims; (ii) a separate list of the names and addresses of all Class Members and Sub-Class Members who submitted Forms and whose Forms the Settlement Administrator has determined do not constitute Valid Claims; (iii) a separate list of the names and addresses of all Class Members and Sub-Class Members who have submitted documents indicating that they wish to object to the Settlement; and (iv) a list of the names and addresses of all Unnotified Class Members who have submitted Exclusion Requests along with copies of the Exclusion Requests.

7.	Mailing, by first-class United States Mail, a notice of deficiency to each Class Member and Sub-Class Member that timely submitted Forms and whose Forms the Settlement Administrator has determined to be deficient in some respect.

8.	Processing objections to the Settlement;

9.	Mailing, by first-class United States Mail, settlement payments to Class Members and Sub-Class Members with Valid Claims in accordance with the Payment Calculation for each such Class Member and Sub-Class Member provided to the Settlement Administrator by Class Counsel.

10.	Mailing, by first-class United States Mail, payment(s) for attorney’s fees and costs to Class Counsel.

11.	Mailing, by first-class United States Mail, incentive awards to Plaintiffs.

12.	Establishing and maintaining the Class Settlement Fund as a “qualified settlement fund” under Internal Revenue Code § 468B and Treasury Regulation § 1.468B-1, for the purpose of resolving the contested claims of Eligible Class Members and Eligible Sub-Class Members.

13.	Maintaining the assets of the Class Settlement Fund in a non-interest bearing escrow account segregated from the assets of FXG and any person related to FXG.

14.	Obtaining an employer identification number (EIN) for the Class Settlement Fund.

15.	Preparing and filing federal income tax returns for the Class Settlement Fund, as well as any other tax filings the Class Settlement Fund must make under federal, state, or local law.

16.	Cooperating with FXG to jointly file a relation-back election, if necessary.

17.	Paying and depositing the federal taxes owed by the Class Settlement Fund under Treasury Regulation § 1.468B-2, as well as any state or local taxes owed by the Class Settlement Fund.

18.	Preparing, filing, and issuing all necessary tax reporting forms for the Class Settlement Fund, including IRS Forms 1099 and W-2 regarding the distribution of payments to Class Members, Class Counsel, and Plaintiffs.

19.	Providing FXG with copies of all tax reporting and filings made for the Class Settlement Fund, including copies of the checks and IRS Forms 1099 issued to Class Members, Class Counsel, and Plaintiffs, and any other documentation to show that the tax reporting and filings were timely transmitted to the claimants and the applicable taxing authorities.

20.	Paying any additional tax liabilities (including penalties and interest) that arise from the establishment and administration of the Class Settlement Fund. Any such tax payment shall be made solely from the assets of the Class Settlement Fund without any recourse against FXG for additional monies.

21.	Providing the Final Accounting to FXG and Class Counsel.

22.	Liquidating any remaining assets of the Class Settlement Fund after all payments to Class Members, Class Counsel, and Plaintiffs have been made and all tax obligations have been satisfied, and distributing such assets as directed by the Court.

23.	Petitioning the Court for termination of the Class Settlement Fund once all of the duties listed above in subsections (1) to (22) have been completed.

D.	Payment to Class Members and Sub-Class Members

Upon occurrence of the Effective Date, the Settlement Administrator shall, as soon as thereafter reasonably practicable, but within no more than 10 additional business days: mail, by first-class United States Mail, to Claimants (as defined in Section III.A) checks in the amounts determined by Class Counsel pursuant to Section III.A and drawn on the account of the Class Settlement Fund. To the extent checks are not cashed within one hundred and eighty (180) days, these funds shall be deposited with a Cy Pres recipient mutually agreed to by the parties.

E.	Settlement Administrator’s Acceptance of Duties and Compensation

The Settlement Administrator will sign a written acknowledgment and acceptance of its duties in the form of Exhibit I hereto. The Settlement Administrator with receive reasonable compensation and costs in accordance with the terms of Exhibit H hereto. If FXG reasonably believes that the Settlement Administrator is failing to perform its duties, FXG shall have the right to petition the Court for a remedy.

IV.	SETTLEMENT NOTICE

The parties agree that the Settlement Notice, Class and Settlement Notice, and Forms provide information sufficient to inform the Class Members and Sub-Class Members of the material terms of this Settlement, the appropriate means for obtaining additional information regarding this Agreement and the Lawsuit, and the appropriate means for and information about submitting a claim for payment pursuant to the Settlement. The parties also agree that the Class and Settlement Notice provides information sufficient to inform the Unnotified Class Members and Sub-Class Members of the nature of the subject matter of the Lawsuit, appropriate means for obtaining additional information regarding the Lawsuit, and meets all of the requirements of Rule 23(c) of the Federal Rules of Civil Procedure. To facilitate the efficient administration of this Settlement, and to facilitate payment of Valid Claims under the Settlement, the Settlement Administrator will be directed to provide all Notified Class Members and Sub-Class Members with copies of the Settlement Notice and Forms, and to provide all Unnotified Class Members and Sub-Class Members with copies of the Class and Settlement Notice and Forms, as well as contact information for Class Counsel in the event they have questions. Plaintiffs will request the Court to approve the Settlement Notice, Class and Settlement Notice, and Forms in the Preliminary Approval Order.

As soon as practicable, but no later than 15 days after the Court’s entry of the Preliminary Approval Order, the Settlement Administrator shall send or cause to be sent, by first-class United States Mail, a copy of the Settlement Notice and Forms to every Notified Class Member and Sub-Class Member who can be identified through reasonable effort, and a copy of the Class and Settlement Notice and Forms to every Unnotified Class Member and Sub-Class Member who can be identified through reasonable effort. Before the mailing of such Settlement Notices, Class and Settlement Notices, and Forms, the Settlement Administrator will obtain or cause to be obtained address updates utilizing a national change of address database.

The parties agree that the dissemination of the Settlement Notice, Class and Settlement Notice, and Forms by mail in the manner specified in this Section IV satisfies the notice requirements of due process and Rule 23 of the Federal Rules of Civil Procedure. Plaintiffs will request the Court to approve, in the Preliminary Approval Order, the direct mailing of the Settlement Notice, Class and Settlement Notice, and Forms as set forth in this Section IV.

V.	COSTS OF NOTICE AND CLAIMS ADMINISTRATION

All costs (i) of preparing and disseminating the Settlement Notices, Class and Settlement Notices, and Forms provided for in Section IV above, and (ii) all other Administration Expenses, including payments made for the services of the Settlement Administrator shall be payable from the Class Settlement Fund. Unless otherwise specifically agreed in writing, FXG shall not be responsible for any cost that may be incurred by, on behalf of, or at the direction of Plaintiffs or Class Counsel in (a) responding to inquiries about the Agreement, the Settlement, or the Lawsuit, (b) defending the Agreement or the Settlement against any challenge to them, (c) defending against any challenge to any order or judgment entered pursuant to the Agreement, or (d) for any other reason except to the extent provided by law.

VI.	PROCEDURES FOR SETTLEMENT APPROVAL

A.	Preliminary Approval

Plaintiffs shall, within 14 days of the execution of this Agreement by all Parties, move the Court to enter the Preliminary Approval Order. The proposed deadlines to be established in the Preliminary Approval Order are as follows:

1. 15 days after entry of the Preliminary Approval Order: Date on or before which Settlement Notices, Class and Settlement Notices, and Forms will be mailed to Class Members and Sub-Class Members and the Summary Notice will be published.

2. 14 days before the Fairness Hearing: Date on or before which Exclusion Requests by Unnotified Class Members and Sub-Class Members must be either postmarked by the United States Postal Service or actually received by the Settlement Administrator.

3. 14 days before the Fairness Hearing: Date on or before which objections to the Settlement, the Agreement, or the amount of fees and expenses that Class Counsel has requested, together with all supporting memoranda and other material, must be filed with the Court and served on Class Counsel and FXG.

4. 14 days before the Fairness Hearing: Date on or before which any person or attorney seeking to appear at the Fairness Hearing, for the purpose of objecting to the Settlement, the Agreement, or the amount of fees and expenses that Class Counsel has requested, must file with the Court and serve on Class Counsel and FXG an entry of appearance in the Lawsuit and notice of intention to appear at the Fairness Hearing.

5. 60 days after mailing of the Settlement Notice and Claim Forms: Final Claims Date on or before which, to meet the timing requirement for a claim to qualify as a Valid Claim, all Forms must be postmarked by the United States Postal Service after being placed in the United States Mail with first-class postage, addressed to the Settlement Administrator.

6. The parties will coordinate with the Court to set a date for the Fairness Hearing that is no sooner than 100 days after this Agreement is filed with the Court.

B.	Final Approval

At the Fairness Hearing, Plaintiffs shall request the Court to enter the Final Approval Order, substantially in the form of Exhibit B, which: (1) grants final approval to the Settlement and this Agreement as fair, reasonable, and adequate to the Certified Class and the Certified Sub-Class; (2) provides for the release of all Released Claims and enjoins Class Members and Sub-Class Members from asserting, filing, maintaining, or prosecuting any of the Released Claims in the future; (3) orders the dismissal with prejudice of all Released Claims, and incorporates the releases and covenant not to sue stated in this Agreement, with each of the parties to bear its or their own costs and attorneys’ fees, except as provided in Section VII below with respect to Class Counsel’s attorneys’ fees and costs; (4) authorizes the Settlement Administrator to pay Valid Claims in accordance with the terms of the Agreement; (5) authorizes the payment of Class Counsel’s attorneys’ fees and costs as detailed in Section VII below; (6) authorizes the payment of incentive awards to each of the Plaintiffs as detailed in Section VII below; and (7) preserves the Court’s continuing jurisdiction over the administration of the Settlement and enforcement of the Agreement.

VII.	CLASS COUNSEL’S ATTORNEYS’ FEES AND COSTS, AND INCENTIVE AWARD TO PLAINTIFFS

A. FXG shall not oppose Class Counsel’s request for attorneys’ fees and costs covering all legal services provided by Class Counsel in the past and future to the members of the Certified Class and the Certified Sub-Class in connection with the Lawsuit (whether before the MDL Court or this Court), the settlement of the Lawsuit, any appeal in connection with the Settlement, implementation of the Settlement, or otherwise (the “Fee and Expense Application”) in an amount not to exceed twenty-five percent (25%) of the common Class Settlement Fund. The Fee and Expense Application shall be subject to Court approval, and the Court will determine what amount of fees and costs shall be awarded and issue an Order stating the amount of fees and costs to be awarded.

B. FXG shall not oppose Class Counsel’s request for an incentive award to each of the seventeen Plaintiffs for up to ten thousand dollars ($10,000.00) above what each is otherwise eligible to receive under Section III of this Agreement. The incentive awards shall be paid from the common Class Settlement Fund.

C. The agreed amounts set forth above in this Section will be subject to Court approval, which approval shall be stated in the Final Approval Order of the Court. Upon the Effective Date, the Settlement Administrator shall, as soon as practicable, but within no more than ten (10) additional business days, pay to Class Counsel and Plaintiffs those amounts specified above from the Class Settlement Fund, as approved by the Court. Class Counsel shall provide to the Settlement Administrator in a timely manner all information needed with respect to the issuance of the checks for those amounts, including their and Plaintiffs’ tax identification/Social Security numbers on Form W-9. The Settlement Administrator shall have no obligation to make payments under this Section until such information is received.

If any notice of an appeal from the Final Approval Order, the judgment thereon, or any Order in the Lawsuit is filed by any party, objector, Class Member, Sub-Class Member, or other person, the Settlement shall not be or become final or effective, and the Settlement Administrator shall not be obliged to make any payment to Class Counsel or to Plaintiffs, until 10 business days after the Effective Date.

D. Upon transferring the Settlement Payment to the Class Settlement Fund, FXG will have no responsibility or liability for any amount of attorneys’ fees or costs for work performed or expenses incurred in connection with the Lawsuit to any of the Plaintiffs’ counsel or any other counsel for Plaintiffs or any Class Member or Sub-Class Member, including any prior firm of the Plaintiffs’ counsel or those involved in the MDL proceedings. In the event any claim for attorneys’ fees or costs in connection with the Lawsuit is made by any counsel other than Class Counsel, the parties agree that FXG has no obligation of any kind to satisfy any such claim. Class Counsel agree to indemnify FXG against any claims for fees or costs made by other counsel for work performed in connection with the Lawsuit. Class Counsel represent that there are no liens related to any fees associated with the claims of the Class Members and Sub-Class Members as of the execution date of this Agreement. FXG shall have no responsibility or liability for any amount of attorneys’ fees or costs attributable to the Lawsuit, including any incurred in connection with the Lawsuit during the MDL proceedings. Any attorneys’ fees or costs dispute between Class Counsel and any other attorney(s) will not interfere with the Settlement, the provisions of this Settlement Agreement, the dismissal of the Lawsuit, or the releases obtained pursuant to the Settlement Agreement.

VIII.	RELEASE

By executing this Agreement, the Plaintiffs, on behalf of themselves and the Class Members and Sub-Class Members (including their affiliated business entities, if any), acknowledge that, upon entry of the Final Approval Order by the Court, the Lawsuit shall be dismissed with prejudice, an order of dismissal with prejudice shall be entered, and all Released Claims (as defined in Section I.R above) shall thereby be conclusively settled, compromised, satisfied, and released as to the Releasees.

In connection with such release of claims, Plaintiffs, the Class Members, and the Sub-Class Members hereby acknowledge that they are aware that they or their attorneys may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to the Released Claims, but that it is their intention to hereby fully, finally, and forever settle and release all of the Released Claims, known or unknown, suspected or unsuspected, that they may have against Releasees. In furtherance of such intention, the release herein given to the Releasees by the Plaintiffs, Class Members, and Sub-Class Members shall be and remain in effect as a full and complete general release of all Released Claims.

Notwithstanding the above, the Court shall retain jurisdiction over the parties, the Class Members, the Sub-Class Members, and the Settlement with respect to the future performance of the terms of this Settlement Agreement, and to assure that all payments and other actions required by the Settlement are properly carried out.

IX.	COVENANT NOT TO SUE

Plaintiffs, on behalf of themselves, the Class Members and Sub-Class Members, and their affiliated business entities (if any), (a) covenant and agree that neither Plaintiffs nor any of the Class Members or Sub-Class Members, nor any of Plaintiffs’, Class Members’, or Sub-Class Members’ affiliated business entities (if any), nor anyone authorized to act on behalf of any of them, will commence, authorize, or accept any benefit from any judicial or administrative action or proceeding, other than as expressly provided for in this Settlement, against Releasees, or any of them, in either their personal or corporate capacity, with respect to any claim, matter, or issue that in any way arises from, is based on, or relates to any alleged loss, harm, or damages allegedly caused by Releasees, or any of them, in connection with the Released Claims; (b) waive and disclaim any right to any form of recovery, compensation, or other remedy in any such action or proceeding brought by or on behalf of any of them; and (c) agree that this Settlement shall be a complete bar to any such action.

X.	REPRESENTATIONS AND WARRANTIES

Each of the parties represents and warrants to, and agrees with, each of the other parties as follows:

A. Each of the parties has had the opportunity to receive, and has received, independent legal advice from her, his, or its attorneys regarding the advisability of making the Settlement, the advisability of executing this Agreement, and the legal and income-tax consequences of this Settlement, and fully understands and accepts the terms of this Settlement.

B. Plaintiffs represent and warrant that no portion of any claim, right, demand, action, or cause of action against any of the Releasees that Plaintiffs are releasing in this Agreement, and no portion of any payment to which Plaintiffs may be entitled, has been assigned, transferred, or conveyed by or for Plaintiffs in any manner; and no person other than the Plaintiffs, the Class Members, and the Sub-Class Members have any legal or equitable interest in the claims, demands, actions, or causes of action to be released in this Agreement.

C. Any other person or entity (including, but not limited to, insurers, lien holders, business partners, related or associated business entities, or other creditors) that has any judgments, liens, subrogation interests, or related claims which arise out of the Released Claims or the damages alleged by the Plaintiffs, the Certified Class, and the Certified Sub-Class as a result of the Released Claims must be satisfied from the payments to Claimants as detailed in Section III. Plaintiffs, Class Members, and Sub-Class Members agree that they are liable for, and will release, hold harmless, defend, and indemnify the Releasees from and against any and all Released Claims, known or unknown, that may be brought by any person, firm, corporation, or other entity, including any lien holders, against the Releasees for any such judgments, liens, interests or claims that exist arising out of the Released Claims.

D. None of the Parties relies or has relied on any statement, representation, omission, inducement, or promise of any other party (or any officer, agent, employee, representative, or attorney for any other party) in executing this Agreement, or in making the Settlement provided for herein, except as expressly stated in this Agreement.

E. Each of the Parties has investigated the facts pertaining to the Settlement and this Agreement, and all matters pertaining thereto, to the full extent deemed necessary by that party and his or its attorneys.

F. Each of the Parties has carefully read, and knows and understands, the full contents of this Agreement and is voluntarily entering into this Agreement after having had the opportunity to consult with, and having in fact consulted with, his or its attorneys.

G. Section titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Settlement or any provision hereof.

H. Each of the Parties has participated in the drafting of all provisions of this Agreement, has had an adequate opportunity to read, review, and consider the effect of the language of this Agreement, and has agreed to its terms.

I. It is understood and agreed that this Agreement is for the compromise of disputed claims and is not to be construed as or deemed to be an admission of any liability, fault, or responsibility on the part of FXG or any other Releasee.

J. It is understood and agreed that the terms and conditions of this Agreement are the result of lengthy, intensive, arm’s-length negotiations between the Parties and that this Agreement shall not be construed in favor of or against any party by reason of the extent to which any party or her, his, or its counsel participated in the drafting of this Agreement.

K. This Agreement constitutes and comprises the entire agreement among the Parties with respect to the subject matter hereof. It supersedes all prior and contemporaneous oral and written agreements and discussions. It may be amended only by an agreement in writing, signed by all Parties hereto.

L. The Parties agree that any dispute regarding the interpretation or enforcement of the terms of this Settlement or in connection with this Agreement shall be resolved by the Court.

XI.	MISCELLANEOUS

A.	Conditional Nature of Agreement

At the Plaintiffs’ option, expressed in written notice to FXG’s counsel, this Agreement shall become null and void, and no obligation on the part of any of the Parties will accrue, if the Court materially alters any of the terms of this Agreement to the detriment of Plaintiffs, the Certified Class, or the Certified Sub-Class, or fails to enter the Preliminary Approval Order or the Final Approval Order in substantially the form submitted by the Parties, except that a court ruling regarding Class Counsel’s attorneys’ fees and costs shall not be a basis for withdrawal. At FXG’s option, expressed in written notice to Class Counsel, this Agreement shall become null and void, and no obligation on the part of any of the Parties will accrue, if the Court materially alters any of the terms of this Agreement to the detriment of FXG, or fails to enter the Preliminary Approval Order or the Final Approval Order in substantially the form submitted by the Parties. Any appeal by Class Counsel of the attorneys’ fees and costs awarded by the Court in connection with this Settlement shall not be a basis for any party to have this Agreement become null and void. If this Agreement becomes null and void, the Parties shall move forward with the Lawsuit as though no settlement had been reached, all of the Parties to the Lawsuit being placed in the same position they were before this Settlement was proposed, negotiated and agreed upon.

B.	Severability

None of the terms of this Agreement is severable from the others. However, if the Court should rule that any term is void, illegal, or unenforceable for any reason, FXG, in its sole discretion, and Plaintiffs, in their sole discretion (but acting in accord with their duties and obligations to the Certified Class and the Certified Sub-Class), may elect to waive any such deficiency and proceed with the Settlement under the terms and conditions ultimately approved by the Court.

C.	Effectiveness, Amendments, and Binding Nature

This Agreement may be amended only by written agreement signed by the Parties. Except as otherwise stated above, each of the Parties, including Plaintiffs on behalf of themselves, the Certified Class, and the Certified Sub-Class, expressly accepts and assumes the risk that, if facts or laws pertinent to matters covered by this Agreement are hereafter found to be other than as now believed or assumed by that party to be true or applicable, this Agreement shall nevertheless remain effective.

This Agreement is binding on, and shall inure to the benefit of, the Parties, the Class Members, and the Sub-Class Members, and their respective agents, employees, representatives, officers, directors, parents, subsidiaries, assigns, executors, administrators, insurers, and successors in interest. All Releasees other than FXG, which is a party, are intended to be third-party beneficiaries of this Agreement.

D.	Cooperation in Implementation

FXG, Plaintiffs, and their respective counsel (including Class Counsel) agree to prepare and execute any additional documents that may reasonably be necessary to effectuate the terms of this Agreement.

E.	Governing Law

This Agreement shall be construed and governed in accordance with the procedural and substantive laws of the State of California without regard to any principles of choice of law, except that all matters of federal tax law and the Class Settlement Fund’s compliance with Internal Revenue Code § 468B and the Treasury Regulations thereunder shall be governed by federal income tax law.

F.	No Admission of Liability

The Parties are entering into this Settlement for the purpose of compromising and settling disputed claims. Nothing in this Agreement or in the documents relating to the Settlement shall be construed, deemed, or offered as an admission by any of the parties, or by any member of the Certified Class or the Certified Sub-Class, for any purpose in any judicial or administrative action or proceeding, whether in law or in equity, and regardless of whether this Agreement ultimately becomes effective.

G.	Income Tax Obligations

No representation has been made to the Plaintiffs, Class Members or Sub-Class Members, or their attorneys by FXG regarding the taxability of any portion of the payments under this Agreement. Plaintiffs, Class Members, Sub-Class Members, and Class Counsel are solely responsible for their own tax filing and payment obligations arising from this Agreement, except that the Settlement Administrator will provide Plaintiffs, Class Members, Sub-Class Members, and Class Counsel with copies of IRS Forms 1099 and/or W-2 as applicable for any payments the Class Settlement Fund makes to them under this Agreement.

H.	Signatures

This Agreement may be executed in counterparts, and, when so executed, shall constitute a binding original. A signature, or copy of a signature, transmitted electronically, including by facsimile or email, shall serve as an original for all purposes.

Plaintiffs:		Defendant:

/s/ Dean Alexander		FedEx Ground Package System, Inc.
Dean Alexander

Date:	7-3-15
		By:	/s/ Ward B. Strang

Its:
/s/ Peter Allen
Peter Allen		Date:	07/04/15

Date:	7-5-2015

/s/ Albert Anaya
Albert Anaya

Date:	6-7-15

/s/ Suzanne Andrade
Suzanne Andrade

Date:	July 7, 2015

/s/ Jerrett Henderson
Jerrett Henderson

Date:	7-4-2015

/s/ Ely Ines
Ely Ines

Date:	07-08-2015

/s/ Paul Infantino
Paul Infantino

Date:	7/3/15

/s/ Jorge Isla
Jorge Isla

Date:	July 3, 2015

/s/ Eric Jeppson
Eric Jeppson

Date:	07/06/15

/s/ Gupertino Magana
Gupertino Magana

Date:	7-6-2015

/s/ Bernard Mendoza
Bernard Mendoza

Date:	7/5/2015

/s/ Jesse Padilla
Jesse Padilla

Date:	7-9-15

/s/ Joey Rodriguez
Joey Rodriguez

Date:	7-3-15

/s/ Dale Rose
Dale Rose

Date:	7/4/15

/s/ Allan Ross
Allan Ross

Date:	07/08/2015

/s/ Agostino Scalercio
Agostino Scalercio

Date:	7/7/15

/s/ Anthony Ybarra
and Anthony Ybarra

Date:	7/3/15

APPROVED AND ACKNOWLEDGED:		APPROVED AND ACKNOWLEDGED:

/s/ Beth Ross		/s/ Carolyn Cubato

Class Counsel		Counsel for FedEx Ground Package System, Inc.